Cellular Communications International Announces Offer to Purchase
             Euro 235,000,000 9-1/2% Senior Discount Notes Due 2005
                     ISIN Nos. X30087309976 and XS0085495082

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     NEW  YORK,  NEW  YORK,   DECEMBER  18,  1998  --  Cellular   Communications
International,   Inc.  (NASDAQ:  CCIL)  today  commenced  a  tender  offer  with concurrent consent solicitation for its Euro 235,000,000 9-1/2% Senior Discount Notes Due 2005. Under the terms of the offer, the Company will purchase the outstanding Notes at a purchase price determined by reference to a fixed spread of 50 basis points over the semi-annual equivalent yield to maturity on the France O.A.T. 6.75% due April 25, 2002 on the second business day preceding the expiration date of the tender offer, of which an amount equal to $15 will constitute a consent payment per Euro 1,000 principal amount of Notes that will be paid only for Notes tendered prior to the termination of the consent solicitation.

     The consent solicitation will expire at 12:00 midnight, New York City time, on January 5, 1999 and the tender offer will expire at 12:00 midnight, New York City time, on January 20, 1999. Holders who tender their securities in the tender offer will be deemed to have submitted consents in the consent solicitation. Holders may not deliver consents without tendering their Notes. Holders must tender their Notes prior to 12:00 midnight, New York City time, on January 5, 1999 in order to receive the consent fee. Holders who tender their Notes after such date and before the expiration date of 12:00 midnight, New York City time, on January 20, 1999 will receive the purchase price for their securities, but will not receive the consent fee.

     The tender offer and consent solicitation is conditioned upon, among other things, the consummation of the concurrent tender offer by Kensington Acquisition Sub, Inc., a wholly owned subsidiary of Mannesmann AG and Olivetti, S.p.A., to acquire at least a majority of the outstanding shares of common stock of CCIL (calculated on a fully-diluted basis) upon the terms and subject to the conditions set forth in the related equity tender offer documents. Other terms and conditions of the tender offer and consent solicitation with respect to the Notes are set forth in the Offer to Purchase and Consent Solicitation Statement dated December 18, 1998.

     Goldman Sachs International and Lehman Brothers will act as Dealer Managers for the tender offer. The Information Agent is MacKenzie Partners, Inc. and the Depositary is The Chase Manhattan Bank.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated December 18, 1998. Persons with questions regarding the tender offer should contact the Information Agent at 800-322-2885 or Goldman Sachs at 877-686-5059.

CONTACT:  MacKenzie Partners, Inc., Jeanne Carr (212) 929-5916